                                      AGREEMENT




INTERNATIONAL ORGANIZATION OF
MASTERS, MATES & PILOTS


                                        and


                              MORAN TOWING OF FLORIDA
                       A DIVISION OF MORAN TOWING CORPORATION




                                    May 1, 1997


                                        INDEX

  SECTION                TITLE                         PAGE #
  -------                -----                         ------
     1    Recognition................................  Page 2

     2    Employment.................................  Page 2

     3    Handling of Grievances and Disputes........  Page 3

     4    Passes to Representatives..................  Page 4

     5    Picket Lines...............................  Page 4

     6    Discharge..................................  Page 4

     7    Safety.....................................  Page 5

     8    Loss of Personal Effects...................  Page 5

     9    Leave of Absence...........................  Page 6

     10   Authority to Check Records.................  Page 6

     11   Days and Hours of Work.....................  Page 6

     12   Wages......................................  Page 8

     13   Working Conditions.........................  Page 9

     14   Holidays...................................  Page 11

     15   Minimum Manning Scale......................  Page 11

     16   Definition of Out-of-Harbor Towing.........  Page 12

     17   Transportation.............................  Page 12

     18   Payment of Wages...........................  Page 13







     19   Food or Food Allowance.....................  Page 13

     20   Living Quarters............................  Page 13



                                        INDEX



   SECTION                    TITLE                    PAGE #
   -------                    -----                    ------


     21   Vessels in Lay-
          Up......................................     Page 13

     22   Seniority, Continuity of Service, and
          Layoff..................................     Page 14

     23   Qualifications
          Committee................................    Page 14

     24   Roster...................................    Page 14

     25   Check Off................................    Page 14

     26   Personnel Changes........................    Page 15

     27   Military or Naval Service................    Page 15

     28   Bidding on Vacancies.....................    Page 15

     29   Dockside Work............................    Page 16

     30   Prohibited Work..........................    Page 16

     31   Coast Guard Documents...................     Page 16

     32   Maintenance and Cure....................     Page 17

     33   Qualifying for Docking Master...........     Page 17

     34   Pension, Health and Benefit, Training &
          Safety Funds............................     Page 17

     35   Sick Leave..............................     Page 18

     36   Sales and Transfers of Vessels..........     Page 19

     37   Savings Clause..........................     Page 20

     38   Non-Discrimination......................     Page 20





     39   Personal Leave or Personal Day..........     Page 20

     40   Probationary Period.....................     Page 20

     41   Vacation Benefit (I 997, 1998, 1999)....     Page 20

     42   Duration of Agreement...................     Page 21


                                      AGREEMENT

     This Agreement is made and entered into as of the 1st day of May, 1997, by and between the International Organization of Masters, Mates & Pilots, AFL-CIO, its successors or assigns (hereinafter referred to as the Organization) and Moran Towing of Florida, a Division of Moran Towing Corporation, its successors or assigns (hereinafter referred to as the Company) covering all vessels owned or operated by them for its own account in the Port of Jacksonville, Florida.

     It is further agreed that during the life of this Agreement the Company will not subcontract or direct work normally performed by personnel covered by this Agreement to any other company without discussing said action with the Organization.


                                      WITNESSETH
Section 1.     Recognition

     The Company recognizes the Organization as the sole and exclusive collective bargaining representative of all marine personnel employed on all vessels owned or operated by the Company.

Section 2.     Employment

     A. The Company agrees that, during the period of this Agreement, it will procure all its marine personnel except Captains through the Organization, retaining the right to reject for cause any applicant referred by the Organization. All referrals for employment shall be on a nondiscriminatory basis without regard to race, color, creed, sex, age or national origin; Union membership or lack thereof, of the applicant for employment.

     B. Whenever qualified applicants who are registered with the Organization are not readily available when required, the Company may secure employees from any source whatsoever, but shall notify the Organization immediately in writing, of the employment of any such employee. The Company shall make its best effort to give the Organization twenty four (24) hour advance notice of needing personnel. Before the Company hires an employee for a position lasting more than thirty (30) days, it shall provide the Organization at least five (5) days notice of the requirement. This requirement can be waived on a case by case basis on the mutual agreement of the Organization and Company.

     Company notice to the Organization of all new hires shall include the name, address, telephone number, rating, social security number, and date of hire.

     C. The Organization agrees that it will furnish the Company with marine personnel believed to be capable, competent, physically fit and with the required rating, and where reasonable notice has been given, to furnish such personnel when and where required in ample time to prevent any delay in the operation of a vessel covered by this agreement.

     D. The Company with the full support of the Organization shall have sole and unequivocal right and authority to hire, promote, demote, transfer and assign captains. Company decisions in this respect shall not be subject to grievance and/or arbitration procedures.

     E. The Organization warrants and guarantees that it will maintain, administer and operate its employment offices in accordance with all applicable laws and agrees to indemnify and hold the Company harmless from all claims, liability, damages or losses whatsoever occasioned or resulting directly or indirectly from the Organization's failure to do so.

     F. During the life of this Agreement, the Organization shall be granted the highest degree of union security permissible under applicable State or Federal law.


Section 3.      Handling of Grievances and Disputes

     As this Agreement provides for amicable adjustment of any and all disputes and grievances, the Company agrees not to lock out any employee or group of employees while this Agreement is in effect. The Organization agrees that it will not cause, call or sanction any strike or stoppage of work until all provisions of Section 3 have been exhausted.

     A. Any employee covered by this Agreement who believes he has been unjustly dealt with or that any provision of this Agreement has not been properly applied or interpreted may present his grievance in writing to his supervisor. Grievances must be presented within seven (7) working days of the incident prompting the grievance, and will receive a decision within seven (7) working days thereafter.

     B. A representative of the Organization has the right to discuss or file grievances with respect to any item in which he believes the contract has been misinterpreted or violated at any time.

     C. Should the procedure referred to in (A) and (B) fail to amicably and mutually adjust and settle the grievance or dispute, the matter shall then be submitted to a Board of Arbitration selected as follows: Two arbitrators are to be chosen by the Organization and two arbitrators are to be chosen by the Company; such arbitrators shall meet within twenty-four (24) hours after written notice has been served upon opposing party by the other party hereto (Saturdays, Sundays and holidays excluded) and the arbitrators shall endeavor to adjust the grievance or dispute and, should they fail to satisfactorily adjust said grievance or dispute, they shall within seventy-two (72) hours from the time of beginning of the first meeting on the matter agree on the selection of a fifth arbitrator, who shall be acceptable to the parties of the dispute and who shall be chairman of the Board of Arbitration. However, in the event that no chairman is agreed upon at the end of the seventy-two (72) hours, an impartial chairman will be requested from one of the recognized arbitration services mutually acceptable to the Organization and the Company. The U. S. Mediation and Conciliation Service shall be called upon for the impartial chairman in case of a deadlock.

     The Board of Arbitration shall within five (5) days (Saturdays, Sundays and holidays excluded) hold a meeting for the purpose of hearing all parties interested in the submission of facts pertinent to the matter in dispute. The decision of the majority of the Board shall be final and binding upon both the Organization and the Company and shall be rendered in writing with all possible promptitude. Each party shall bear the expense of their respective arbitrators, and the expense of the Chairman, together with any other incidental expenses, shall be shared equally by the Organization and the Company.

     There shall be no strike nor lockout during the arbitration of any dispute.

Section 4.     Passes to Representatives
     Authorized representatives of the Organization shall be allowed to go on board vessels of the Company to interview the marine personnel. The Organization agrees to take out insurance and furnish the Company with a certificate of such insurance which will protect the Company, its employees and agents against any claim, loss, damage or liability for loss of life or injury occurring to representatives of the Organization while on the property of or while on board a vessel of the Company.

Section 5.      Picket Lines

     No employees shall be expected to pass through a picket line nor to perform work for a member of any union engaged in an industrial dispute. Further, they shall not be required to work under conditions which may endanger their health or safety.

Section 6.      Discharge

     It is understood that the Company has the right to discipline or discharge marine personnel for any just and sufficient cause. Any employee so discharged shall be given, on the date of discharge, a written statement advising of the discharge and an explanation of the reasons for the discharge. The Organization shall be given a copy of this written statement immediately.

     The failure of the Company to furnish such written statement shall presumptively establish that said employee has been discharged without just cause.

     Should said employee feel that he has been unjustly treated he may, through his representative, have his case considered as a grievance under the procedure outlined in Section 3 to a conclusion.

     In the event the employee is cleared of the charges against him, he shall be returned to his former position and rating without loss of seniority or any other rights and privileges and if, in the interim, he has been suspended or dismissed, the loss of wages suffered by him shall be restored to him by the Company.


     The possession of or use of illegal drugs or alcoholic drinks aboard the Company vessels shall be just cause for immediate discharge from employment. Reporting for duty under the influence of illegal drugs or legally intoxicated constitutes grounds for immediate discharge from employment.


Section 7.      Safety

     A. Should a condition arise whereby an employee should feel that the equipment under his care or the conditions under which he would be required to work are unsafe, he may have said condition investigated by the Company. Should the Company fail to correct said condition within a reasonable time, the condition shall be reported to the Vice President of the Organization or his designee. If the Company and the Organization fail to work out a prompt settlement, the condition shall be reported to the U. S. Coast Guard, Bureau of Marine Inspection or other appropriate organization for investigation and decision.

     B. The Organization and the Company agree to cooperate fully at all times in protecting the safety of the marine personnel and protecting the health and welfare of all employees. No employee shall be required to work under conditions which may endanger his health and/or safety.

     C. First-Aid Kits and adequate safety equipment shall be furnished on boats of the Company and deficiencies shall be brought to the attention of the Company.


Section 8.      Loss of Personal Effects

     If the personal effects of any employee become a total loss as a result of fire or sinking of the vessel on which he is employed, he shall be paid by the Company the sum of Three Hundred ($300.00) Dollars in full compensation for such loss, whether or not the loss is greater or less than Three Hundred ($300.00) Dollars, without prejudice to any claim for injury or illness he may have resulting from said fire or sinking.

Section 9.     Leave of Absence

     It is agreed that the Company, with the agreement of the Organization, will grant leave of absence for illness or accident whether occupational or non-occupational, death in the immediate family, attendance at schools, obtaining or upgrading licenses, and position with the Organization, without loss of seniority and position on the roster. Any such leave of absence shall be in writing and will be granted for a period of up to three months and is subject to renewal or extension by agreement in writing between the Company and the Organization. Leave of absence for position with the Organization shall be coextensive with the duration of his Organization position provided that the seniority rights of any person on leave of absence for a position with the Organization shall terminate within thirty (30) days should the Organization cease to be the collective bargaining agent for personnel covered herein.
Marine personnel on leave for Jury duty shall remain on base wages for the duration of such duty.

Section 10.     Authority to Check Records

     Organization representatives shall be permitted to check official records of hours worked and computation of pay and other pertinent related data for marine personnel upon request of such representative to the Company.

Section 11.     Days and Hours of Work

A.   Work Day

     A work day shall be twenty-four (24) hours from 0500 to 0500 or any other twenty-four (24) hour period agreed to between the Organization and the Company.

B.   Harbor Vessels

     1).  Vessels with Regular Assigned Crews

     a). There shall be four (4) vessels with Regular Assigned Crews and relief crews [a total of six (6) crews.] Each crew will be assigned to a vessel or vessels and shall be available for work on a twenty-four
          (24) hour day basis during his scheduled work period.

          When determined that a Regular Assigned Crew will not be required for a scheduled work day, the crew shall be ordered off-duty, meaning no wages or benefits are payable to the crew. Notice of being off-duty will be provided prior to 2400 of the evening preceding the scheduled work day, or when the crew is released and the tug is tied up. The Company will maintain and share records of off-duty days to assure an equitable distribution of off-duty days among Regular Assigned Crews over the course of each year. In no event shall a single Regular Assigned Crew be given more than two (2) off-duty days in a single month.

     b). Regular Assigned Crews when not required aboard their vessels at 0500 on a scheduled work day will routinely report to their assigned vessels at 0700 excluding Saturdays, Sundays and Paid Holidays, unless appropriately notified they are off-duty. Said crews shall be subject to perform maintenance aboard their vessels until 1630.

          Monday through Friday, excluding Paid Holidays:   When a Regular
          Assigned Crew is released for the day prior to 1700 on a scheduled work day and they have performed less than two (2) towage services, they will be paid at the twelve (12) hour rate for the day. If said crews perform two (2) or more towage services, or are required to work after 1700, they will be paid a 24-hour rate for the day.

          Saturdays, Sundays, and Paid Holidays:   When a Regular Assigned Crew
          performs one (1) or more towage services, they will be paid a 24-hour rate for the day.

          Designated Company Holidays shall be treated the same as Saturdays, Sundays, and Paid Holidays with respect to crews routinely reporting for maintenance.

          Tug Captains shall determine the timing and practicality of assignments to maintenance work based on safety, work schedules, rest for crew members, known towage service requirements, and any other factors he may reasonably use to make his decision. Marine personnel are subject to perform maintenance from 0700 to 1630, Monday through Friday, excluding holidays. Personnel who are required to work (on duty) two (2) hours or more between 0000 and 0700 shall have an equal amount of time for rest but in no event shall the time for rest be less than four (4) hours before being required to perform routine maintenance.  Sanitary and housekeeping chores shall be performed as required.

     c). Crews assigned to Regular Manned Vessels shall be rotated on a two-days on/one-day off formula. Any multiple greater than six-days on/three-days off shall be by mutual agreement between the Organization and the Company.

     2).  Call-out Vessels
          Call-out crews shall be called to duty as required and be paid in twelve (12) hour increments commencing at their ordered reporting time. The 0500 to 0500 work day of Regular Assigned crews shall not apply to call-out crews. This will not affect the Regular Assigned Crews.

C.   Out of Harbor Starting Time

     Regular Assigned Crews which are ordered to report at 0500 or have commenced a 0500 to 0500 work day cycle that are assigned to Ocean and/or coastwise towage service shall remain on that work cycle and be paid at the twenty-four (24) hour wage rate on the basis of 0500 to 0500 calendar days. Regular Assigned Crews called into service for Ocean and/or Coastwise towage service between 0001 and 0459 shall work on 0001 to 2400 calendar days and be paid at the twenty-four (24) hour wage rate per calendar day.

     In the case of all Ocean and/or Coastwise towage service, marine personnel shall be available for work on a basis of twenty (20) days at work to be followed by ten (10) days off each thirty (30) days. Watches shall be set in the appropriate manner so that hours of work of personnel aboard the vessel are equalized insofar as possible.

     Marine personnel required to work in excess of twenty (20) days may take one (1) day off for each two (2) days worked or pro-rate thereof.

Section 12.     Wages

     The wage rates for marine personnel shall be as follows:

May 1,1997 - April 30, 1998


               Rating                   24-Hour Rate   12-Hour Rate
               ------                   ------------   ------------

(A)     Captain                         $198.00        $99.00
(A)     Licensed Engineer/Utility       $182.00        $91.00
        *Unlicensed Engineer/Utility    $140.00        $70.00
(A)      Mate Utility                   $148.00        $74.00
     Deckhand -A/B                      $106.00        $53.00
     Deckhand - Ordinary I              $102.00        $51.00
     Deckhand - Ordinary II             $85.00         $42.50

May 1,1998 - April 30, 1999

               Rating                   24-Hour Rate   12-Hour Rate
               ------                   ------------   ------------
(A)     Captain                         $202.00        $101.00
(A)     Licensed Engineer/Utility       $186.00        $93.00
        *Unlicensed Engineer/Utility    $143.00        $71.50
(A)     Mate Utility                    $151.00        $75.50
        Deckhand -A/B                   $108.00        $54.00



     Deckhand-Ordinary I                $104.00        $ 52.00
     Deckhand - Ordinary II             $ 86.00        $ 43.00

          May 1, 1999 - April 30, 2000

               Rating                   24-Hour Rate   12-Hour Rate
               ------                   ------------   ------------
(A)     Captain                         $206.00        $103.00
(A)     Licensed Engineer/Utility       $190.00        $95.00
        *Unlicensed Engineer/Utility    $146.00        $73.00
(A)     Mate Utility                    $154.00        $77.00
        Deckhand-A/B                    $110.00        $55.00
        Deckhand-Ordinary 1             $106.00        $53.00
        Deckhand - Ordinary II          $ 87.00        $43.50

(A)  Licensed Position
1.   Applicable to Persons Hired Before April 16, 1994
11.  *Applicable to Persons Hired After April 16, 1994

Marine personnel assigned to Ocean and Coastwise Service shall be paid a bonus for each day Worked in such service as follows:

               Captain                       $15.00
               Licensed Engineer/Utility     $12.00
               Unlicensed Engineer/Utility   $10.00
               Mate                          $10.00
               Deckhand                      $ 8.00


Section 13.     Working Conditions

     A. Marine personnel called for duty on any day shall not be credited with less than twelve hours working time. All night calls shall be issued by the end of the business day or at the conclusion of duty on weekdays whenever practical.

     B. Orders for duty on Saturday or Sunday, when practical, will be given at the end of the business day or at the conclusion of the tour of duty on Friday or Saturday.


     C. In cases where it is necessary for a crew or partial crew to be transferred from its original vessel to another in the course of the usual operation of the vessel or if the vessel breaks down, there shall not be an additional day's pay when personnel are so transferred.

     D. Wheel Watch: A Deckhand standing a six-hour wheel watch on offshore vessels will be entitled to a total of two (2) hours relief at the wheel.

     E. Rotation of Vessels: Vessels will be rotated consistent with good operating practices, with a view toward equalization of the workload as fairly as possible. Grievances arising under this provision shall be handled in accordance with the procedures of Section 3 of the Agreement.

     F. In the event a call-out vessel is required in any one day, all personnel shall receive a minimum of twelve hours pay, and the Company shall make appropriate contributions, in accordance with Section 34 to the Plans, whether the marine personnel work a full twelve (12) hours or not. (Section I I.B.2.)

     G. The letter of April 6, 1977, assuring that certain personnel of the Company will not be required to engage in or perform "sea duty" shall be continued and is expressly incorporated in this Agreement. (See Appendix A for letter and roster of affected personnel.)

     H. Marine personnel working before 0500 shall not be required to do any maintenance work other than sanitary work.

     I. Deckhands and Mates shall not be required to maintain the Captain's quarters or engine room.

     J. The Company agrees that, when vessels are being prepared for sea or when vessels return from sea, the Company will have the shore gang or the sea crew prepare and outfit the vessel for going to sea or returning to harbor work, if possible.

     K. The Company will make its best effort to change crews as close as possible to or prior to the scheduled crew change time.

     In the event a ship job is in progress prior to crew change time and the nature of the job prevents changing crews during the job, crews will be changed immediately following the completion of the 'ob or will receive an additional 12-hour pay increment.

     L. The Mate's position is a licensed position created to assist the Captain in the wheelhouse when necessary as well as to perform Deckhand duties as required.

     M. Marine personnel working aboard a vessel engaged in one or more services during a day will be permitted to leave their vessel and the area, provided:

     1).  There is no work scheduled.

     2).  If work is scheduled, personnel can return to their vessel for the
next scheduled           service.

     3).    Provided their presence is not required aboard the vessel,

     In any of these situations personnel are to be available by telephone or beeper at all times while away from the vessel.

     N. Regular Assigned Crews may when Company requirements necessitate be temporarily assigned to vessels other than their normally assigned vessels.

     If a Regular Assigned Crew reporting to duty to relieve a crew scheduled to go off duty is assigned to perform a towage service that results in the delay of the crew going off duty:

     (1). The crew scheduled to go off duty will receive a penalty payment of twelve 12) hour wage increment.

     (2). The crew scheduled to go off duty shall be dismissed from duty promptly after completing their one assigned job and will not be required to do other work.

     Regular Assigned Swing Crews can be transferred before 0500, however, it shall not effect the earnings of the crew being relieved early.

Section 14.    Holidays

     The following will be observed as holidays:

     President's Day
     Memorial Day
     Independence Day
     Labor Day
     Thanksgiving Day
     Christmas Day
     New Years Day

If worked, employees will receive as a bonus an amount equal to a day's wage in addition to the regular daily wage rate.

Section 15.     Minimum Manning Scale

     The minimum manning scale of a vessel shall be a three (3) man crew:

     1 Captain
     1 Engineer
     1 Mate OR 1 Deckhand

          Any employees hired prior to April 25, 1997 shall not be laid off as a result of this provision.

     Call-Out Crews shall routinely be manned by three (3) man crews. Any regularly manned vessel may be manned with a three (3) man crew, however, such manning will be carefully considered by the Company in respect to hours the vessel works and its service duty.

     Regular employees, except Captains, shall remain with their assigned crews except as provided in this Agreement.

     Extra/Relief personnel shall be available for assignment as required.

     In addition to the eighteen (1 8) regular crew positions consistent with three (3) man minimum manning, the Company will maintain not less than (3) Extra/Relief billets.


Extra/Relief employees shall be assigned as required and can expect an opportunity to work a minimum of one hundred eighty days (180) days per year. These employees are subject to lay off should a regular crew be laid off in accordance with the provision in this Agreement.

Regular assigned crewmembers shall be mutually agreed between the Organization and the Company and posted in writing.

Section 16.     Definition of Out-of-Harbor Towing

     For the purpose of this Agreement any towage service performed outside the St. Johns Seabuoy lasting in excess of twenty-four (24) hours shall be defined as Ocean and Coastwise Service.

Section 17.    Transportation

     A. All vessels shall have a home pier to tie up to or change crews. However, employees will at the Company's option change crews at any Company facility without penalty and the Company will provide prompt, appropriate transportation back to the Company facility where the crew first boarded the vessel.

     B. In the event marine personnel are required to report for work or return from work at a place outside of the Port of Jacksonville, the Company shall pay for or supply adequate transportation, subsistence and lodging to the home port and traveling time at the employee's straight-time rate of pay.

     C. The home port shall be Jacksonville, Florida, or such other ports as the Company and the Organization may hereinafter designate.

Section 18.      Payment of Wages

     A. Wages shall be paid between 11 00 and 13 00 not later than the fifth day after the first (1st) and fifteenth (15th) day of each month. The pay envelope or statement shall be submitted by the Company at each pay period showing itemized account of wages paid for such period. The itemized account will also show amounts deducted and for what purposes the deductions were made.

     B. The Company agrees to correct and pay all Company payroll errors within three
(3) working days after said errors are brought to the attention of the Company.

Section 19.      Food or Food Allowance

     A. The Company will provide a healthful, nutritious, balanced supply of food stores aboard vessels assigned to Ocean and Coastwise service. This shall include fresh vegetables, fresh fruits, fruit juices, fresh milk and fresh cuts of U. S. Choice meats. The Company agrees that these groceries shall be purchased on the basis of ten dollars ($10.00) per man per day.

     B. In lieu of food stores as provided in (A) above marine personnel assigned to In-
Harbor service shall receive a food allowance as follows:


                    5/1/97-4/30/98      5/1/98-4/30/99      5/1/99-4/30/00
                    --------------      --------------      --------------
24-Hour Rate -           $11.00              $12.00              $12.50
12-Hour Rate -           $5.50               $ 6.00              $6.25


     The Company will provide tea, coffee, sugar, and non-dairy creamer aboard all Company vessels.

Section 20.      Living Quarters

     A. The Company shall provide adequate living and sleeping quarters on each boat and keep said living and sleeping quarters heated, ventilated or cooled as required to be comfortable at all times. Living and sleeping quarters shall be kept free of vermin and fumigated as required. The Organization agrees that its members should cooperate in keeping the living and sleeping quarters clean and sanitary.

     B. The Company shall supply marine personnel with full-length lockers, innerspring mattresses, clean blankets, sheets, pillow cases, towels, and soap on all vessels. The Company agrees to re-issue these items when they become worn and are returned.

Section 21.      Vessels in Lay-Up

     Marine personnel assigned on boats in repair yards shall not be required to work longer hours than the regular straight time hours of the shop mechanics. Marine personnel so assigned shall not be required to take a boat out other than the boat to which he is assigned in the repair yard.

Section 22.     Seniority, Continuity of Service, and Layoff

     A. Seniority shall prevail, subject to fitness and ability, in their respective classes, among the marine personnel employed by the Company, with respect to promotions and reduction in forces.

     B. Continuity of service shall be broken by resignations, discharge for cause, or layoff in excess of six (6) months, or failure to report to work within one week from mailing by Company (by registered mail, return receipt requested) of notice that a job is available, sent to the employee's last known address as it appears on the Company's records.

     C. In the event of a major loss of business and the necessary layoff of a tug and layoff of a Regular Assigned Crew, the Company shall give the crewman and the Organization fifteen (I 5) calendar days advance written notice of such tie up and its anticipated duration. In no case will a crewman be laid off less than ten (10) calendar days. If any crewman is laid off and then called back to work in less than ten (10) calendar days he shall be paid six (6) days wages at the twelve (12) hour rate. No call out tugs/crews will be used while a Regular Assigned Crew is laid off.

Section 23.     Qualifications Committee

     There shall be a Qualifications Committee consisting of a representative of the Organization and a representative of the Company which shall determine the qualifications and abilities of marine personnel to determine fitness for promotion. In the event marine personnel are determined to be promotable, there shall be a probationary period of sixty (60) days from the time of promotion during which time the Qualifications Committee will monitor performance. In the event an employee's performance is unsatisfactory, such employee has the right to return to his lower classification with no loss of seniority and without recourse to the grievance procedures. Marine personnel may be reconsidered for promotion after achieving additional qualifications.

Section 24.      Roster

     The Company shall promptly provide rosters (Seniority Lists) and other lists and information to the Organization upon request.

Section 25.      Check Off

     A. The Company agrees to deduct from the earnings of the employees who have so authorized in writing the regular membership dues of the Organization uniformly required and consisting of membership dues, service fees, assessments, and initiation fees and remit same to the Organization. Such authorization, to be valid, shall conform to applicable State and Federal laws.

     Dues or service fees deducted shall be an amount equal to three (3) percent of the gross earnings of each employee. Monies deducted shall be transmitted to the Organization by the 15th of the month for the preceding month's deductions and shall be accompanied by a report showing, for each employee, (including those not on check off) the gross earnings, dues deducted, Social Security number, and capacity in which served during the period involved.

     B. It is agreed that the Company will, upon the appropriate written authorization from employees covered by this Agreement, deduct as directed by written authorization contributions of such personnel to the Organization's Credit Union.

     All funds deducted pursuant to the written authorization of this Section shall be promptly remitted to the Masters, Mates & Pilots Federal Credit Union and such shall be done at the same time that the Company makes their contributions to the various MM&P Plans.

Section 26.      Personnel Changes

     The Vice President of the Organization or his designee shall be immediately notified of any additions to or subtractions from the force of marine personnel of the Company in order that the Organization's copy of the Company's rosters may be kept completely up to date.

Section 27.      Military or Naval Service

     In the event that any marine employee covered by this Agreement enters into military or naval forces, he shall retain his seniority and right to re-employment upon his request in accordance with applicable law.

Section 28.      Bidding on Vacancies

     A vacancy shall be deemed to have occurred when a Regular Assigned employee leaves a position as a result of death, resignation, discharge, promotion or transfer, or when a new Regular Assignment is created.

     When a vacancy occurs, the assignment of personnel shall be in accordance with seniority, ability, safety record and work record.

     The Company agrees to post such vacancy within thirty (30) days of occurrence. The vacancy shall remain posted for a two-week period during which time the employees holding seniority with the Company may bid in writing for such vacancy. The period of posting may be increased or decreased by mutual agreement of the Organization and the Company.

     At the end of the bidding period, the Company shall assign the vacancy to the employee who holds the most seniority and has bid for the job provided he is capable and qualified to hold the new position.

     Any dispute regarding the bidding process may be resolved by submitting the matter in accordance with Section 3 of this Agreement (Handling of Grievances and Disputes),

Section 29.      Dockside Work

     A. Personnel regularly employed by the Company as maintenance men, making repairs and adjustments to the tugboats shall be subject to the provisions of this Agreement and their wage rate shall be equal to those outlined in Section 12 less food allowance.

     B. Each operator will be given prior notice when maintenance work is to be done on his vessel.

Section 30.      Prohibited Work

     Captains and Engineers shall not be required to do any maintenance work normally done by deckhands and mates of the crew. Engineers shall, when required, assist mates and/or deckhands with line handling.

Section 31.      Coast Guard Documents

     A. The Company and the Organization agree, each in its own behalf, that, in addition to any applicable laws of the Federal, State or local governments, each employee of the Company shall obtain and carry in his possession at all times a valid U. S. Merchant Mariner's Document ("Seaman's Card" or "Z Card") issued by the United States Coast Guard. It is further agreed that each current employee not presently possessing such a valid Document shall apply for the same within thirty (30) days after the effective date of this Agreement. Likewise it is agreed that any new employees referred to the Company by the Organization in the future shall provide the Company with adequate proof of possession of such a valid Document prior to his being accepted for employment and/or his placement aboard a vessel owned or operated by the Company.

     B. Deckhands referred by the Organization to permanent assignment on vessels of the company shall have in their possession a valid Able Bodied Seaman's Document prior to such assignment. Deckhands who have permanent assignments on vessels of the Company shall have the right to bid on open Deckhand jobs on a seniority basis whether or not they have a valid AB Document.

     C. In the event a vessel goes to sea and requires ABs and a Deckhand thereon does not have a valid AB Document, such Deckhand will take a leave from such vessel for the period the vessel is out of Port, at no cost to the Company.

Section 32.    Maintenance and Cure

     A. Personnel who are entitled to maintenance under the general maritime law doctrine of wages, maintenance and cure on account of injury or illness incurred in the service of the vessel shall be paid maintenance at the rate of Twenty Two Dollars ($22.00) per day, One Hundred Fifty Four Dollars ($154.00) per week, with payments to be made once weekly. Wages, maintenance and cure, under such doctrine, shall not be withheld in any case merely because the claimant has also submitted a claim for damages or has filed suit for or has taken steps toward that end.

     B. Personnel may also apply for and shall be paid accrued sick leave while being paid maintenance and cure.


Section 33.      Qualifying for Docking Master

     The Company and the Organization agree that it is desirable to encourage marine personnel to pursue and qualify for available Docking Master positions. Marine personnel wishing to be considered as a candidate for a Docking Master position shall notify the Company in writing with details of his licenses, experience and a personal log of ship handling jobs observed from aboard specific vessels.

Section 34.      Pension, Health and Benefit, Training & Safety Funds

     All fringe benefits shall be paid on twelve (12) hour increments including Health and Benefit. This shall mean: All fringe benefits shall be payable per twenty-four (24) hour man day worked or where applicable at one-half (1/2) rate for 12 hour man days worked. In no event shall Union benefits be payable on any earnings or payments which are not man days worked.

     A.      Pension Fund:

     The Company agrees that it shall participate in and contribute to the Atlantic & Gulf Region Benefit Pension Fund for the duration of this Agreement at the following rates:



          Rating                        24-Hour Rate        12-Hour Rate

          ------                        ------------        ------------
          Captain                       $10.56              $5.28
          Licensed Engineer[Utility     10.00                5.00
          Unlicensed Engineer/Utility   7.54                 3.77
          Mate                          7.54                 3.77
          Deckhand-Ordinary             5.90                 2.95
          Deckhand-A/B                  5.90                 2.95

     B.   Health and Benefit Plan

     During the life of this Agreement, the Company shall contribute to the Health and Benefit Plan Nineteen Dollars and Twenty Eight Cents ($19.28) per twenty-four (24) hour man day worked and Ten Dollars and Ninety Three Cents ($10.93) per twelve (12) hour man day worked. The Organization shall select coverages and carrier through which such benefits shall be provided and shall furnish the Company with written directions concerning such payments.

     The Company agrees to execute any acceptance of escrow or other agreements necessary in connection with the contribution for welfare benefits and to make the contributions at the time, in the manner, with the reports in accordance with the direction from the Organization.

     C.      Training & Safety Fund:

     The Company agrees that it shall participate in and contribute to the Atlantic & Gulf
Maritime Region Educational Training and Safety Fund for the duration of this Agreement.
Contributions shall be on a per man day on payroll basis at the following rates:

     Twenty-four (24) hour rate         $.75 per day
     Twelve (12) hour rate              $.38 per day

Section 35.      Sick Leave

     Marine Personnel will not accrue additional sick leave days after March 31, 1988; however, the sick leave program enumerated below shall continue until each employee has received payment for his last day of benefits.

     A. The provisions of this section shall cover marine personnel absent from work as a result of disability caused by accident or sickness and shall be in lieu of all prior practices and policies pertaining to the salary continuance during such absences.

     B. Eligibility. To be eligible for payments under the provisions of this Section, reasonable evidence (including, in appropriate circumstances, a certificate from a licensed medical doctor) of disability due to sickness or accident will be required. NOTE: Marine personnel may be off sick up to two (2) days twice a year without being required to provide a Doctor's Certificate.

     C. Deckhands and mates retiring from employment with 20 or more years of service shall be paid accumulated sick leave up to 180 days. Marine personnel terminating with 20 years or more service shall be paid their accumulated sick leave up to 90 days. Payment of sick leave shall be made at the time of retirement or termination at the following rates of pay:

     Mate           $52.68         Deckhand       $52.68


     D. Captains and engineers retiring from employment with twenty (20) or more years of service shall be paid accumulated sick leave up to 216 days. Captains and engineers terminating with twenty (20) or more years of service shall be paid their accumulated sick leave up to ninety (90) days at the following rates of pay per day:


     Captain        $90.91         Engineer       $90.03


     E. Marine personnel on maintenance and cure may request to be paid sick leave at the following rates:



     Captain        $90.91         Engineer       $90.03
     Mate           $52.68         Deckhand       $52.68

     F. The following rates shall be paid for sick leave until the total accrued amount reaches the maximums outlined for retirement:



     Captain        $80.51         Engineer       $79.72
     Mate           $45.71         Deckhand       $45.71


     G. Payments of sick leave shall be made at the time of retirement or termination.

Section 36.      Sales and Transfers of Vessels

     Prior to any vessel contracted to the Union being disposed of in any fashion, including but not limited to sale, scrap, transfer, bareboat charter, etc., ninety (90) days notification in writing must be sent to the Vice President, Atlantic & Gulf Maritime Region, IOMM&P, 349 East 20th Street, Jacksonville, Florida 32206.


     The Union recognizes that the Company may not in all cases be able to provide the Union with ninety (90) days notice as provided above. However, when ninety (90) days notice cannot be given, the Company shall call and notify the Vice President, Atlantic & Gulf Maritime Region, IOMM&P, 349 East 20th Street, Jacksonville, Florida 32206, telephone (904) 356-0041, and confirm in writing as far in advance as possible and in no event any later than the date of sale, scrap, transfer, bareboat charter, etc.

     In addition, the Company must give the Union the name, address and telephone number of the purchaser and will attempt to assist the Union meeting the buyer.

     The Company shall provide the Union with a list of the names and owners of record of all vessels covered by this contract within fifteen (I 5) days of the signing thereof and shall provide information on any further changes as provided above.

Section 37.      Savings Clause

     Should any part hereof or any provision herein contained be rendered or declared illegal by reason of any existing or subsequently enacted Court Action, legislation, or by any decree of a Court of Competent Jurisdiction, or by decision of any authorized Government Agency, such invalidation shall affect only such part of portions hereof, provided, however, upon such invalidation, the par-ties agree immediately to meet and negotiate substitute provisions for such parts or provisions rendered or declared illegal. The remaining parts or provisions shall remain in full force and effect.

Section 38.      Non-Discrimination

A. The Company and the Organization shall in no way discriminate against any person covered by this Agreement because of race, religion, creed, sex, age, national origin, disability or veteran status.

B. It is understood by the parties that whenever the masculine pronoun or gender is used in this Agreement such use includes the feminine pronoun or gender, except where a bona fide occupational requirement exists.

Section 39.      Personal Leave or Personal Day

     Each bargaining unit employee shall be given, as a personal paid day off to be compensated at the employee's 24-hour rate of pay, the employee's birthday. At the employee's option, this personal day may be taken on a day other than his birthday, as mutually agreed between the company and the employee.


Section 40.      Probationary Period

     Each employee shall serve a probationary period of forty-five (45) work days during which the employee may be terminated for any reason. The termination shall not be subject to the grievance and arbitration provisions of this Agreement.

Section 41.      Vacation Benefit (1997, 1998, 1999)

     The Company agrees to provide a vacation bonus to "Regular" employees and those current "Extra/Relief" employees who work a minimum of 212 days during a calendar year provided these employees have three (3) years service with the Company.

A day worked shall be either a twelve (12) hour day or a twenty four (24) hour day under this Agreement.

The bonus shall be paid within fifteen (I 5) days of the employee working the 212 days minimum.

Flat bonus amounts based on the foregoing shall be:

          Captains                 $1500
          Licensed Engineer        $1350
          Unlicensed Engineer      $1000
          Mate                     $1200
          Deckhand                 $ 800

Section 42.      Duration of Agreement

     This Agreement shall become effective as of May 1, 1997 and shall continue in full force and effect until May 1, 2000 and shall continue in full force and effect until each succeeding May I thereafter, unless written notice of desire to renegotiate is given by either party hereto to the other at least thirty (3
0) days prior to any expiration date or unless written notice of intention to terminate is given by either party thereto to the other at least sixty (60) days prior to any expiration date.

     Application to open negotiations for changes in any condition of this Agreement, excluding those provisions in Section 1, 2, 4, and 10, may be made by either party at any time during the term of this Agreement. Such application or applications shall not be deemed cause for termination of this Agreement or any provisions thereof In petitioning for the opening of negotiations for changes in any conditions of this Agreement, both parties agreed to clearly specify the provisions therein to be discussed unless mutually agreeable to both parties.

     If and when the parties shall have reached an agreement with respect to matters on review, there shall be added to and incorporated in this Agreement such additional provisions as shall have been agreed to with respect to such matters only and no others, and this Agreement, as so modified, shall thereafter continue in full force and effect.


     IN WITNESS WBEREOF, the parties hereto have set their hands and seals.

MORAN TOWING OF FLORIDA       INTERNATIONAL ORGANIZATION OF
A DIVISION OF MORAN TOWING    MASTERS, MATES & PILOTS,
CORPORATION                   AFL-CIO


Donald J. Peck                Carl T. Sturges
Division Vice President and   Vice President
General Manager

                               MORAN TOWING OF FLORIDA
                     CURRENT ROSTER OF EMPLOYEES - APRIL, 23,1997



ABERCROMBIE, JOHN L.                                   TURNER, BYRON H.

BROWARD, CLAY R.                                       WELLS, DALE C.*

CROCKETT, DOUGLAS                                      WETHERINGTON, EDWARD H.

DAGLEY, LLOYD E.                                       WILLIAMS, GREGORY B.

DETYENS, RUTLEDGE A.*

DONLAN, JOHN E.

EPPLEY, ROY D.

HARRIS, WILLIAM*

HOLLAND, THOMAS W.

JOY, BARRY L.

JUREK,KARL

LANE, LOWELL T.

MCLAUGHLIN, JAMES K.

ROHN, RONALD D.

ROWE, THOMAS L.

SCHILLER, EDMOND L.*

STEPHENS, STUART*

SWAFFORD, ALLEN R.

THOMAS, JERRY JR.

*Indicates Extra/Relief Employees

                                 SIDEBAR AGREEMENT
                                      BETWEEN
               INTERNATIONAL ORGANIZATION OF MASTERS, MATES & PILOTS
                            AND MORAN TOWING OF FLORIDA
                       A DIVISION OF MORAN TOWING CORPORATION




A.   PROBATIONARY PERIOD

The Company agrees that the probationary period as provided for in Section 40 of our Agreement is applicable only to employees hired after the effective date of the Agreement, May 1, 1997.


B.   VACATION BONUS

The Company agrees that the Licensed Engineer bonus shall be applicable to the following Engineers hired prior to May 1, 1997, whether licensed or unlicensed, provided they meet the eligibility requirement of Section 41:

          Lane, T.
          Joy, B.
          Dagley, L.
          Crockett, D.
          Turner, B.
          Donlan, J.

Engineers hired on May 1, 1997 or later shall, if eligible, be paid in accordance with the licensed or unlicensed rating of said employee.


Moran Towing of Florida                 International Organization of Masters
A division of Moran                     Mates & Pilots
Towing Corporation



Donald J. Peck, Division Vice           Carl T. Sturges, Vice President
President &                             Atlantic & Gulf Region
General Manager


                                 SIDEBAR AGREEMENT
                                      BETWEEN
               INTERNATIONAL ORGANIZATION OF MASTERS, MATES & PILOTS
                                        AND
                              MORAN TOWING OF FLORIDA
                       A DIVISION OF MORAN TOWING CORPORATION



Subject:  Collective Bargaining Agreement - Dated May 1, 1997
          Section 11.  Days and Hours of Work - Paragraph B (1) (c)



Should the Company elect to change crew rotation from four days on/two off to six days on/three days off, the Company will notify the Union in advance.

Further, six months after such change, the Company and the Organization will discuss whether the six days on/three days off schedule is satisfactory to the majority of the marine personnel working the schedule. If the majority of the bargaining unit wishes to return to the four on/two schedule, the Company will agree.


Moran Towing of Florida                 International Organization of Masters,
A division of Moran Towing              Mates & Pilots
Corporation
By:



Donald J. Peck, Division Vice           Carl T. Sturges, Vice President
President & General Manager

                                      APPENDIX A


Florida Towing Company
Independent Square, Suite 3208
One Independent Drive
Jacksonville, Florida 32202
(904) 354-0483

April 6, 1977

Captain Allen C. Scott, Regional Director
Atlantic and Gulf Region
International Organization of Masters,
Mates & Pilots - ILA. AFL-CIO
349 East 20th Street
Jacksonville, Florida 32206

Dear Captain Scott:

This is to clarify the Agreement on regular employees of Florida Towing Company as of June 17, 1976.

The sixty seven (67) crew members and six (6) docking masters on the payroll on the above date would have jobs in the harbor subject to the needs and requirements of the harbor workload remaining the same.

The above employees may or may not elect to go to sea under the coastwise contracts, subject to their having the proper license and ability.

This does not take away any rights of management under the contract or any part of the
Agreements.

Sincerely,



Edmond J. Moran, Jr.

EMJ, JC:lc

                  REGULAR EMPLOYEES OF RECORD AS OF JUNE 17, 1976

                                     APPENDIX A


               DOCKING MASTERS          ENGINEERS
               Ackerman, J. T.          J. B. Free
               Bouchelle, H. P          J. E. Avers
               Moore                    M. H. Williamson
               Meares                   D. E. Griffin
               Williamson, T. J.        H. E. Mays
                                        R. B. Sink

               CAPTAINS                 H. C. Avera
               E. Mathis                C. R. Taylor
               H. J. Danforth           A. M. Avera
               J. M. Lane               T. E. Davis
               A. J. Hayes              J. Clyatt
               W. W. Dickinson          C. Broward
               J. G. Furman             L. T. Lane
               W. D. Love
               H. T. Lewis              DECK HANDS
               R. M. Thomas             L. Marlow
               T. J. Bowen              R. H. Tucker
               C. B. Williams           A. D. Danforth
               R. E. Johnson            J. G. Davis
               L. F. Stephens           A. A. Mayers
               R. D. Eppley             J. McLain
               F. L. Tullis             B. J. Walker
               R. L. Collins            T. H. Smith
               L. Harvey                W. A. Hoffman
                                        R. McAlister
              COOKS                     T. Harvey
              W. A. Watts               E. R. Lewis
              E. C. Salmon              E. R. Lakes
              L. W. Richards            L. McGregor
              L. W. Salmon
              A. L. Carter
              J. W. Coleman
              H. C. Howell
              Frank Phillips